Exhibit (d)(3)

FIRST AMENDMENT TO NONDISCLOSURE

AND STANDSTILL AGREEMENT

This First Amendment (this “Amendment”) to the Nondisclosure and Standstill Agreement, dated as of March 2, 2012 (the “Agreement”), is made as of March 27, 2012, by and between P. F. Chang’s China Bistro, Inc., a Delaware corporation (the “Provider”), and Centerbridge Advisors II, LLC (the “Recipient”). For purposes of this Amendment, capitalized terms shall have the same meaning as those terms defined in the Agreement, unless otherwise provided.

RECITALS

WHEREAS, the Provider and the Recipient desire to amend the Agreement to amend the definition of “Representatives” included therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties hereto agree that the Agreement is amended by this Amendment as follows:

1. Amendment of Section 2(d). Section 2(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) The term “Representatives” shall mean the directors, officers, employees or partners of a Party who have a need to know Evaluation Material for purposes of evaluating a Possible Transaction. In addition, as to Recipient, the term “Representatives” shall include Recipient’s attorneys, accountants, advisors and consultants and potential debt financing sources (but only such potential debt financing sources that have been pre-approved by Disclosing Party and have signed a non-disclosure agreement with Disclosing Party).”

2. Full Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment is hereby executed as of the date first set forth above.

P.F. CHANG’S CHINA BISTRO, INC.

ADDRESS FOR NOTICE:

7676 E. Pinnacle Peak Road,

Scottsdale, Arizona 85255

Attn: Richard	L. Federico

        Chief Executive Officer

By:	/s/ Richard Federico
Name:
Title: Chairman & CEO
Date:

CENTERBRIDGE ADVISORS II, LLC

ADDRESS FOR NOTICE:

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Legal & Compliance

By:	/s/ Susanne Clark
Name: Susanne Clark
Title: Authorized Signatory
Date:	March 27, 2012

[SIGNATURE PAGE TO FIRST AMENDMENT TO NONDISCLOSURE AND STANDSTILL AGREEMENT]